UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended

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Pacific Premier Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)
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1600 Sunflower Avenue
Costa Mesa, California 92626
714-431-4000

April 12, 2010

Fellow Stockholders:

On behalf of the Board of Directors and management of Pacific Premier Bancorp, Inc. (the “Company”), you are cordially invited to attend the Annual Meeting of Stockholders of the Company (“Annual Meeting”). The Annual Meeting will be held on Wednesday, May 26, 2010, at 9:00 a.m., Pacific Time, at the Company’s corporate headquarters located at 1600 Sunflower Avenue, Costa Mesa, California 92626.

An important aspect of the Annual Meeting is the stockholder vote on corporate business items. The attached Notice of the Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting. Directors and officers of the Company will be present at the Annual Meeting to respond to any questions that you may have regarding the business to be transacted.

The Board of Directors of the Company has determined that the matters to be considered at the Annual Meeting are in the best interests of the Company and its stockholders. For the reasons set forth in the Proxy Statement, the Board of Directors unanimously recommends that you vote “FOR” the director nominees specified under Item 1 and “FOR” the appointment of Vavrinek, Trine, Day & Co., LLP as the independent auditors of the Company for the fiscal year ended December 31, 2010 specified under Item 2.

We encourage you to attend the Annual Meeting in person if it is convenient for you to do so. If you are unable to attend, it is important that vote via Internet, telephone or sign, date and return the enclosed proxy card in the enclosed postage-paid envelope. Your cooperation is appreciated since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the transaction of business.

On behalf of the Board of Directors and all of the employees of Pacific Premier Bancorp, Inc., we thank you for your continued support.

Best Regards,
Steven R. Gardner
President and Chief Executive Officer

PACIFIC PREMIER BANCORP, INC.
1600 Sunflower Avenue
Costa Mesa, California 92626
714-431-4000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 26, 2010

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders (“Annual Meeting”) of Pacific Premier Bancorp, Inc.  (the “Company”) will be held on Wednesday, May 26, 2010 at 9:00 a.m., Pacific Time, at the Company’s corporate headquarters located at 1600 Sunflower Avenue, Costa Mesa, California, to consider and act upon the following matters:

1.	To elect two (2) directors, each for a three-year term, or until their successors are elected and qualified;

2.	To ratify the appointment of Vavrinek, Trine, Day & Co., LLP as the Company’s independent auditor for the fiscal year ended December 31, 2010; and

3.
To transact such other matters as may properly come before the meeting and at any adjournments thereof, including whether or not to adjourn the meeting.  Management is not aware of any other such business.

The Board of Directors has fixed March 31, 2010 as the record date for determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof. Only those stockholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting or at any such adjournment.

By Order of the Board of Directors,

Kent Smith
Corporate Secretary/SVP/CFO
Costa Mesa, California
April 12, 2010

IMPORTANT: Whether or not you expect to attend the Annual Meeting, we urge you to vote your proxy at your earliest convenience via the Internet, by telephone or by mail by either (i) using the enclosed postage-paid reply envelope if you received printed proxy materials or (ii) requesting printed materials and using the paid reply enveloped delivered to you if you initially did not receive printed materials. This will ensure the presence of a quorum at the Annual Meeting and will save Pacific Premier Bancorp, Inc. the expense of additional solicitation. Submitting your proxy will not prevent you from voting your shares in person at the Annual Meeting if you desire to do so. Your proxy is revocable at your option in the manner described in the Proxy Statement.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS
 TO BE HELD ON MAY 26, 2010.

The proxy materials for this Annual Meeting of Stockholders are available over the Internet at www.proxyvote.com.

Table of Contents

GENERAL INFORMATION
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND THE ANNUAL MEETING
INFORMATION ABOUT THE MEETING
ITEM 1. ELECTION OF DIRECTORS
Board Nominees
Nominated Directors
Continuing Directors
Named Executives
Corporate Governance
Committees of the Board of Directors
Principal Holders of Common Stock
Security Ownership of Directors and Executive Officers
Compensation of Non-Employee Directors
Director Compensation in 2009
Compensation Discussion and Analysis
Compensation Committee Report
Compensation Policies and Programs and Risk Management
Summary Compensation Table
Related Transaction and Other Matters
Section 16(a) Beneficial Ownership Reporting Compliance
ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
Report of the Audit Committee
STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING
OTHER MATTERS

PACIFIC PREMIER BANCORP, INC.

1600 Sunflower Avenue

Costa Mesa, California 92626

_________________________________

PROXY STATEMENT

GENERAL INFORMATION

For 2010 Annual Meeting of Stockholders

To Be Held on Wednesday, May 26, 2010

Our Board of Directors is soliciting proxies to be voted at our 2010 Annual Meeting of Stockholders (“Annual Meeting”) on May 26, 2010, at 9:00 a.m., Pacific Time, and at any adjournments or postponements thereof, for the purposes set forth in the attached Notice of Annual Meeting of Stockholders (the “Notice”).

As permitted by rules adopted by the Securities and Exchange Commission (“SEC”), we are making this proxy statement and our annual report for the year ended December 31, 2009, available to our stockholders electronically via the Internet.  On April 16, 2010, we mailed to our U.S. stockholders as of the record date for the Annual Meeting, or March 31, 2010, a notice containing instructions on how to access this proxy statement and our annual report online and to vote your shares at the Annual Meeting. Also on April 20, 2010, we began mailing printed copies of these proxy materials to stockholders that have requested printed materials. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy as indicated below. Instead, the notice instructs you on how to access and review online all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the notice and as indicated below.

As used in this Proxy Statement, the terms “Company,” “we,” “us” and “our” refer to Pacific Premier Bancorp, Inc., the term “Bank” refers to Pacific Premier Bank and the terms “Board of Directors” and “the Board” refers to the Board of Directors of the Company.

 _________________________________

Questions and Answers about these Proxy Materials and the Annual Meeting

Question: Why am I receiving these materials?

Answer: Our Board of Directors is providing these proxy materials to you in connection with the Annual Meeting, to be held on May 26, 2010. As a stockholder of record as of March 31, 2010, you are invited to attend our Annual Meeting, and are entitled to and requested to vote on the items of business described in this Proxy Statement.

Question: What information is contained in this Proxy Statement?

Answer: This information relates to the proposals to be voted on at our Annual Meeting, the voting process, compensation of our directors and most highly paid executives, and certain other required information.

Question: Can I access the Company’s proxy materials and annual report electronically?

Answer:  Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 26, 2010. The proxy statement and annual report are available at www.proxyvote.com.  To view this material, you must have available the 12-digit control number located on the notice mailed on April 16, 2010 or the proxy card or, if shares are held in the name of a broker, bank or other nominee, the voting instruction form.

Question: Who is soliciting my vote pursuant to this Proxy Statement?

Answer: Our Board of Directors is soliciting your vote at our Annual Meeting.

Question: Who is entitled to vote?

Answer: Only stockholders of record at the close of business on March 31, 2010 (the “Record Date”) will be entitled to vote at our Annual Meeting.

Question: How many shares are eligible to be voted?

Answer: As of the Record Date, we had 10,033,836 shares of common stock outstanding. Each outstanding share of our common stock will entitle its holder to one vote on each of the two (2) directors to be elected and one vote on each other matter to be voted on at our Annual Meeting.

Question: What am I voting on?

Answer: You are voting on the following matters:
·	The election of two (2) directors. Our nominees are Steven R. Gardner and Jeff C. Jones.
·	Ratification of the appointment of Vavrinek, Trine, Day & Co., LLP (“VTD”) as the Company’s independent auditor for 2010.

Question: How does our Board of Directors recommend that I vote?

Answer: Our Board recommends that you vote “FOR” each director nominee and “FOR” the ratification of the appointment of VTD as independent auditor.

Question: How many votes are required to hold the Annual Meeting and what are the voting procedures?

Answer: Quorum Requirement: As of the Record Date, 10,033,836 shares of the Company’s common stock were issued and outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the purpose of adopting proposals at the Annual Meeting. If you submit a properly executed proxy, then you will be considered part of the quorum.

Required Votes: Each outstanding share of our common stock is entitled to one vote on each proposal at the Annual Meeting, subject to the limitation in our certificate of incorporation, as amended, that provides that record holders of our common stock who beneficially own in excess of 10% of our outstanding shares of common stock are not entitled to vote in respect to the shares held in excess of this voting limitation (the “Voting Limit”).

·
Election of Directors: If there is a quorum at our Annual Meeting, the two (2) nominees who receive the greatest number of votes cast for directors will be elected. There is no cumulative voting for our directors. If you indicate “withhold authority to vote” for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee. Abstentions are not counted in the election of directors and do not affect the outcome.

·
Ratification of Independent Auditors: If there is a quorum, the affirmative vote of a majority of the shares present and entitled to vote at the meeting is required for ratification of the appointment of VTD as our independent auditor for 2010.

If a broker indicates on its proxy that it does not have authority to vote certain shares held in “street name,” the shares not voted are referred to as “broker non-votes.” Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in “street name” on particular proposals under the rules of the New York Stock Exchange, and the “beneficial owner” of those shares has not instructed the broker how to vote on those proposals. If you are a beneficial owner, your broker, bank or other nominee is permitted to vote your shares for or against “routine” matters such as the ratification of the appointment of our independent registered public accounting firm, even if the holder does not receive voting instructions from you. Brokers are not permitted to exercise discretionary voting authority to vote your shares for or against “non-routine” matters such as the election of directors.  Shares represented by proxies that are marked vote “withheld” with respect to the election of any nominee will not be considered in determining whether such nominee has received the affirmative vote of a plurality of the shares. Shares represented by proxies that are marked “abstain” with respect to any other mater to be voted upon at the annual meeting will have the effect of a negative vote.

Question: How may I cast my vote?

Answer: If you are the stockholder of record, you may vote by one of the following four methods (as instructed on the enclosed proxy card):
·	in person at the Annual Meeting,
·	via the Internet,
·	by telephone, or
·	by mail.

If you would like to vote in person at the Annual Meeting and would like to obtain directions to the Annual Meeting please contact Investor Relations, Pacific Premier Bancorp, Inc., 1600 Sunflower Avenue, Costa Mesa, California 92626 at (714) 431-4000.

If you elect to vote by mail and you received a printed proxy card, you may mark, sign, date and mail the proxy card you received from us in the return envelope.  If you did not receive a printed proxy card and wish to vote by mail, you may do so by requesting a paper copy of the proxy materials (as described below), which will include a proxy card.

Whichever method of voting you use, the proxies identified on the proxy card will vote the shares of which you are the stockholder of record in accordance with your instructions. If you submit a proxy card without giving specific voting instructions, the proxies will vote the shares as recommended by our Board of Directors.

If you own your shares in “street name,” that is, through a brokerage account or in another nominee form, you must provide instructions to the broker or nominee as to how your shares should be voted. Your broker or nominee will usually provide you with the appropriate instruction forms at the time you receive this Proxy Statement and our Annual Report. If you own your shares in this manner, you cannot vote in person at the Annual Meeting unless you receive a proxy to do so from the broker or the nominee, and you bring the proxy to our Annual Meeting.

Question: How may I cast my vote over the Internet or by telephone?

Answer: Voting over the Internet: If you are a stockholder of record, you may use the Internet to transmit your vote up until 11:59 P.M. Eastern Time May 25, 2010. Visit www.voteproxy.com and have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

Voting by Telephone: If you are a stockholder of record, you may call 1-800-776-9437 and use any touch-tone telephone to transmit your vote up until 11:59 P.M. Eastern Time May 25, 2010. Have your proxy card in hand when you call and then follow the instructions.

If you hold your shares in “street name,” that is through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available.

Question: How may a stockholder nominate someone at the Annual Meeting to be a director or bring any other business before the Annual Meeting?

Answer: The Company’s bylaws require advance notice to the Company if a stockholder intends to attend an annual meeting of stockholders in person and to nominate someone for election as a director or to bring other business before the meeting. Such a notice may be made only by a stockholder of record within the time period established in the bylaws and described in each year’s Proxy Statement.

Question: How may I revoke or change my vote?

Answer: If you are the record owner of your shares, and you completed and submitted the proxy card you may revoke your proxy at any time before it is voted at the Annual Meeting by:
·	submitting a new proxy card,
·	delivering written notice to our Secretary prior to May 26, 2010, stating that you are revoking your proxy, or
·	attending the Annual Meeting and voting your shares in person.

If you are a record owner of your shares and you submitted your proxy by telephone or via the Internet, you may change your vote or revoke your proxy with a later telephone or Internet proxy, as the case may be.

Please note that attendance at the Annual Meeting will not, in itself, constitute revocation of your proxy.

Question: Who is paying for the costs of this proxy solicitation?

Answer: Our Company will bear the cost of preparing, printing and mailing the materials in connection with this solicitation of proxies. In addition to mailing these materials, officers and regular employees of our Company may, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication. We have retained American Stock Transfer & Trust Co. to assist in the solicitation at a cost of approximately $3,500, plus payment of reasonable out-of-pocket expenses incurred by American Stock Transfer & Trust Co.

Question: Who will count the votes?

Answer: American Stock Transfer & Trust Co., our inspector of elections for the Annual Meeting, will receive and tabulate the ballots and voting instruction forms.

Question: What happens if the Annual Meeting is postponed or adjourned?

Answer: Your proxy will still be effective and may be voted at the rescheduled meeting. You will still be able to change or revoke your proxy until it is voted.

Question: How can I obtain the Company’s Corporate Governance information?

Answer: Our Company’s Corporate Governance information is available on our website at www.ppbi.com under the Investor Relations section. Our stockholders may also obtain written copies at no cost by writing to us at 1600 Sunflower Avenue, Costa Mesa, California 92626, Attention: Investor Relations Department, or by calling (714) 431-4000.

Question: How do I request electronic or printed copies of this and future proxy materials?

Answer: You may request and consent to delivery of electronic or printed copies of future proxy statements, annual reports and other stockholder communications by (i) visiting www.proxyvote.com, (ii) calling 1-800-579-1639, or (iii) sending an email to sendmaterial@proxyvote.com.  You must have available the 12-digit control number described above.

INFORMATION ABOUT THE MEETING

Our Annual Meeting will be held at 9:00 a.m., Pacific Time, on Wednesday, May 26, 2010, at Pacific Premier Bancorp, Inc.’s corporate headquarters located at 1600 Sunflower Avenue, Costa Mesa, California 92626.

ITEM 1. ELECTION OF DIRECTORS

Board Nominees

The Company’s Board of Directors has nominated each of the following persons for election as a director. Each nominee is currently a director of the Company and each has indicated that he is willing and able to continue to serve as a director. We have provided biographical and other information on each of the nominees beginning on page 4 of this Proxy Statement.

Steven R. Gardner	Jeff C. Jones

If any nominee becomes unable or unwilling to serve, which is not anticipated, the accompanying proxy may be voted for the election of such other person as shall be designated by the Nominating and Corporate Governance (“Nominating Committee”) of our Board of Directors.  Proxies granted may not be voted for a greater number of nominees than the two (2) named above. Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, the proxies will be voted FOR each of the nominees listed above.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
VOTE “FOR” EACH OF THE NOMINEES.

Nominated Directors

Below is information regarding each of our nominated directors, each of whom has been nominated for re-election at the Annual Meeting.

Steven R. Gardner, 49, has been the President and Chief Executive Officer of the Company and the Bank since the third quarter of 2000, and has served as a director of the Company since 2000. Prior to joining us in February 2000 as Chief Operating Officer, Mr. Gardner was Senior Vice President of Lending at Hawthorne Savings since 1997. Mr. Gardner has served in management positions in credit administration, portfolio management, lending production and operations as well as risk management for the past 24 years.  Mr. Gardner holds a B.A. from California State University, Fullerton and attended graduate school at California State University, Long Beach.

Jeff C. Jones, 55, has served as a member of the Company’s Board since July 2006.  Mr. Jones is the past Managing Partner and current Executive Committee member of, and partner in, the regional accounting firm Moore Stephens Wurth Frazer and Torbet, LLP, which he has been with since 1977. Mr. Jones has over 30 years of experience in servicing small and medium sized business clients primarily within the real estate, construction, and agricultural industries. Mr. Jones is a past president of Inland Exchange, Inc, an accommodator corporation and has served on the Board of Directors of Moore Stephens North America, Inc. Mr. Jones holds a B.S. in Business Administration from Lewis and Clark College in Portland, Oregon, and a Masters of Business Taxation from Golden Gate University. Mr. Jones is a CPA in California and licensed as a life insurance agent and holds a Series 7 securities license.

Continuing Directors

Kenneth A. Boudreau, 60, has served as a member of the Company’s Board since 2005. Mr. Boudreau is Vice President of Coast Composites, Inc., a manufacturing concern in Irvine, California. He joined Coast Composites in 2008 after a 12-year career with M. C. Gill Corporation, a manufacturing concern in El Monte, California, where he last served as President and Chief Executive Officer.  Mr. Boudreau joined M. C. Gill Corporation in 1996 as its Chief Financial Officer, assumed progressive responsibilities over time, and was named President and Chief Executive Officer in 2002. Mr. Boudreau had previously been employed by The Quikset Organization in Irvine, California for 15 years where he was initially hired as their controller and advanced to lead their subsidiaries with $40 million in revenue. Mr. Boudreau is a CPA in California, and was employed by Deloitte & Touche before joining The Quikset Organization. He obtained his B.A. in Business Administration from California State University, Fullerton.

John D. Goddard, 71, has served as a director for the Company since 1988.  Mr. Goddard has been a Certified Public Accountant for the past 43 years. Mr. Goddard was initially employed by W.C. Brassfield, CPA from 1962 to 1965.  He formed the partnership, Brassfield and Goddard, CPAs in 1965 and continued practicing there until September 1976. The firm incorporated into Goddard Accountancy Corporation, CPAs where Mr. Goddard practiced and served as President from September 1976 until December 2003. The corporation merged with the firm of Soren McAdam Christenson, LLP in January 2004. Mr. Goddard retired on January 1, 2008 from full-time practice as a CPA and now works part-time on a consulting basis.

David L. Hardin, 56, began serving as a director for the Company in April 2007. In March 2008, Mr. Hardin resigned as a director to pursue other professional activities.  In August 2008, Mr. Hardin was again appointed as a director.  Mr. Hardin has been the President and Chief Executive Officer of HRE Mortgage, Inc., the parent company of Covenant Mortgage which was founded in 2004 and Chief Executive Officer of Covenant Debt Solutions, Inc. which was founded in 2008. Prior to that, Mr. Hardin was Executive Vice President/Chief Banking Officer of Hawthorne Savings from 1993 to 2003.  Mr. Hardin has served in management positions in retail banking, lending production and operations as well as sitting on various management loan committees, including serving as an executive at World Savings, Columbia Savings, Valley Federal Savings and Downey Savings. Mr. Hardin holds a B.A. from California State University, Fullerton.

Michael L. McKennon, 49, has served as a director of the Company since 2004 and currently chairs our Audit Committee. Mr. McKennon is a partner with the Newport Beach public accounting firm of dbbmckennon, a registered firm of the Public Company Accounting Oversight Board (PCAOB). Prior thereto, Mr. McKennon was a founding partner of the Irvine, California accounting firm of McKennon Wilson & Morgan LLP, a registered firm of the PCAOB. Mr. McKennon, a CPA in the state of California and Nevada, has been responsible for audit and accounting practices since 1998 in these firms. Mr. McKennon was previously employed by the accounting firm of PricewaterhouseCoopers LLP and Arthur Andersen & Co. Mr. McKennon has 26 years experience in private and public accounting, auditing and consulting in Southern California. He obtained his B.A. degree in Business Administration from California State University, Fullerton.

Ronald G. Skipper, 69, has been Chairman of the Board of the Company since 1997 and a member of the Company’s Board since 1983. Mr. Skipper is a self-employed attorney and has been practicing law for 45 years. Mr. Skipper also serves on the Board of Directors of Stater Bros. Markets Corporation, a supermarket company. He is general counsel to the National Orange Show Board of Directors of San Bernardino County, California and has served on numerous boards of directors, including The University of California, Hastings College of Law 1066 Foundation, California State University, San Bernardino Foundation and St. Bernadine’s Hospital Foundation.

Named Executives

Kent Smith, 48, Senior Vice President/Chief Financial Officer and Treasurer, was hired in September 2009. Mr. Smith serves as Chairman of our Asset Liability Committee. Prior to joining the Bank, Mr. Smith worked for sixteen years for Downey Savings and Loan Association as a Senior Vice President, Controller, Assistant Controller, Financial Reporting Manager and Senior Technical Auditor. Mr. Smith served as Vice President, Loan Accounting Manager for FarWest Savings and Loan and as a Senior Accountant for Deloitte and Touche. Mr. Smith obtained his BA in Accounting from Brigham Young University.

 Edward Wilcox, 44, Executive Vice President/Chief Banking Officer – was hired in August 2003 as the Bank’s Senior Vice President and Chief Credit Officer. In September 2004, Mr. Wilcox was promoted to Executive Vice President and was responsible for overseeing loan and deposit production. In the fourth quarter of 2005, Mr. Wilcox was promoted to Chief Banking Officer and assumed responsibility of the branch network. Prior to joining us, Mr. Wilcox served as Loan Production Manager at Hawthorne Savings for two years and as the Secondary Marketing Manager at First Fidelity Investment & Loan for five years. Mr. Wilcox has an additional nine years of experience in real estate banking including positions as Asset Manager, REO Manager and Real Estate Analyst at various financial institutions.

Corporate Governance

We value strong corporate governance principles and adhere to the highest ethical standards. These principles and standards, along with our core values of fairness and caring, assist us in achieving our corporate mission. To foster strong corporate governance and business ethics, our Board of Directors continues to take many steps to strengthen and enhance our corporate governance practices and principles. To that end, we have adopted Corporate Governance Guidelines to achieve the following goals:

·	to promote the effective functioning of the Board of Directors;
·	to ensure that the Company conducts all of its business in accordance with the highest ethical and legal standards; and
·	to enhance long-term stockholder value.

The full text of our Corporate Governance Guidelines is available on our website at www.ppbi.com under the Investor Relations section. Our stockholders may also obtain a written copy of the guidelines at no cost by writing to us at 1600 Sunflower Avenue, Costa Mesa, California 92626, Attention: Investor Relations Department, or by calling (714) 431-4000.

The Nominating and Corporate Governance Committee (the “Nominating Committee”) of our Board of Directors administers our Corporate Governance Guidelines, reviews performance under the guidelines and the content of the guidelines annually and, when appropriate, and recommends updates and revisions to our Board of Directors.

Director Qualifications, Diversity and Nomination Process

Our Nominating Committee is responsible for reviewing with the Board of Directors annually the appropriate skills and characteristics required of our Board members, and for selecting, evaluating and recommending nominees for election by our stockholders. The Nominating Committee has authority to retain a third-party search firm to identify or evaluate, or assist in identifying and evaluating, potential nominees if it so desires, although it has not done so to date.

In evaluating both the current directors and the nominees for director, the Nominating Committee considers such other relevant factors as it deems appropriate, including the current composition of the Board, the need for Audit Committee expertise, and the director qualification guidelines set forth in the Company’s Corporate Governance Policy.  Under the Company’s Governance Policy, the factors considered by the Committee and the Board in its review of potential nominees and directors include: high integrity and independence, substantial accomplishments, and prior or current association with institutions noted for their excellence; demonstrated leadership ability, with broad experience, diverse perspectives, and the ability to exercise sound business judgment; the background and experience of candidates, particularly in areas important to the operation of the Company such as business, education, finance, government, law or banking; the ability to make a significant and immediate contribution to the Board’s discussions and decision-making; special skills, expertise or background that add to and complement the range of skills, expertise and background of the existing directors; career success that demonstrates the ability to make the kind of important and sensitive judgments that the Board is called upon to make; and the availability and energy necessary to perform his or her duties as a director.  In addition, the Committee and the Board believes the composition of the Board should reflect sensitivity to the need for diversity as to gender, ethnic background and experience. Application of these factors involves the exercise of judgment by the Board and cannot be measured in any mathematical or routine way.

In connection with the evaluation of nominees, the Nominating Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Nominating Committee, in concert with the Company’s Chief Executive Officer, interviews prospective nominees. After completing its evaluation, the Nominating Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating Committee.

For each of the nominees to the Board and the current directors, the biographies shown above highlight the experiences and qualifications that were among the most important to the Nominating Committee in concluding that the nominee or the director should serve or continue to serve as a director of the Company.  The table below supplements the biographical information provided above. The vertical axis displays the primary factors reviewed by the Governance Committee in evaluating a board candidate.
	Boudreau	Gardner	Goddard	Hardin	Jones	McKennon	Skipper
Experience, Qualifications, Skill or Attribute
Professional standing in chosen field	X	X	X	X	X	X	X
Expertise in financial services or related industry		X	X	X	X	X	X
Audit Committee Financial Expert (actual or potential)	X	X	X		X	X
Civic and community involvement	X	X	X			X	X
Other public company experience	X	X		X		X	X
Leadership and team building skills	X	X	X	X	X	X	X
Specific skills/knowledge:
- finance	X	X	X	X	X	X	X
- marketing		X
- public affairs							X
- human resources	X	X
- governance	X	X	X	X		X

Our stockholders may propose director candidates for consideration by the Company’s Nominating Committee by submitting the individual’s name and qualifications to our Secretary at 1600 Sunflower Avenue, Costa Mesa, CA 92626. Our Nominating Committee will consider all director candidates properly submitted by our stockholders in accordance with our bylaws and Corporate Governance Guidelines. Stockholders who wish to nominate candidates for election to our Board at our Annual Meeting of Stockholders must follow the procedures outlined in “Stockholder Proposals for the 2010 Annual Meeting” set forth below.

Board of Directors Independence

The Board of Directors of the Company and the Bank is made up of seven (7) directors.  The directors are divided into three classes.  Directors are elected for staggered terms of three years and serve until their successors are elected and qualified. Our Corporate Governance Guidelines require that the Board consist predominantly of non-management directors. This means directors who are not currently, and have not been, employed by us during the most recent three years. Currently, our Chief Executive Officer is our only director who is also a member of management.

Our Corporate Governance Guidelines require that a majority of the Board of Directors consist of independent directors as defined under the NASDAQ Stock Market (the “NASDAQ”) rules. No director will be “independent” unless the Board affirmatively determines that the director meets the categorical standards set forth in the NASDAQ rules and otherwise has no relationship with the Company that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company).

Our Nominating Committee is responsible for reviewing with the Board annually the appropriate criteria and standards for determining director independence consistent with the NASDAQ rules. The Company’s Board has determined that Kenneth A. Boudreau, John D. Goddard, Jeff C. Jones, Michael L. McKennon, David L. Hardin, and Ronald G. Skipper are independent and have no material relationships with the Company.

Responsibilities of the Board of Directors

In addition to each director’s basic duties of care and loyalty, the Company’s Board of Directors has separate and specific obligations enumerated in our Corporate Governance Guidelines. Among other things, these obligations require directors to effectively monitor management’s capabilities, compensation, leadership and performance, without undermining management’s ability to successfully operate the business. In addition, our Board and its committees have the authority to retain and establish the fees of outside legal, accounting or other advisors, as necessary to carry out their responsibilities.

Our directors are expected to avoid any action, position or interest that conflicts with an interest of the Company, or gives the appearance of a conflict. As a result, our directors must disclose all business relationships with the Company and with any other person doing business with us to the entire Board and to recuse themselves from discussions and decisions affecting those relationships. We periodically solicit information from directors in order to monitor potential conflicts of interest and to confirm director independence.

Board of Directors Leadership Structure

Our certificate of incorporation and bylaws provide for a Board of Directors that is divided into three classes. The classes have three-year terms, and the term of one class expires each year in rotation at that year’s annual meeting. The size of the Board shall be designated by the Board, but shall be seven in the absence of such designation. Vacancies on the Board may be filled by a majority of the remaining directors. A director elected to fill a vacancy, or a new directorship created by an increase in the size of the Board, serves for the remainder of the full term of the class of directors in which the vacancy or newly created directorship occurred.

Our Board of Directors has no fixed policy with respect to the separation of the offices of Chairman of the Board of Directors and Chief Executive Officer. Our Board retains the discretion to make this determination on a case-by-case basis from time to time as it deems to be in the best interests of the Company and our stockholders at any given time. The Board currently believes that separating the positions of CEO and Chairman is the best structure to fit the Company’s needs. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.  The Board also believes that this structure is preferred by a significant number of the Company’s stockholders.

Board of Directors Risk Oversight

The understanding, identification and management of risk are essential elements for the successful management of our Company. The entire Board of Directors is responsible for oversight of the Company’s risk management processes. The Board delegates many of these functions to the Audit Committee. Under its charter, the Audit Committee is responsible for monitoring business risk practices and legal and ethical programs. In this way, The Audit Committee helps the Board fulfill its risk oversight responsibilities relating to the Company’s financial statements, financial reporting process and regulatory requirements. The Audit Committee also oversees our corporate compliance programs, as well as the internal audit function. In addition to the Audit Committee’s work in overseeing risk management, our full Board regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed, and the board receives reports on risk management from senior officers of the Company and from the chair of the Audit Committee. The board receives periodic assessments from the Company’s ongoing enterprise risk management process that are designed to identify potential events that may affect the achievement of the Company’s objectives. In addition, our Board and its standing committees periodically request supplemental information or reports as they deem appropriate.

Communication With Directors

Individuals may submit communications to any individual director, including our presiding Chairman, our Board of Directors as a group, or a specified Board committee or group of directors, including our non-management directors, by sending the communications in writing to the following address: Pacific Premier Bancorp, Inc., 1600 Sunflower Avenue, Costa Mesa, California 92626. All correspondence should indicate to whom it is addressed. The Company’s Corporate Secretary will sort the Board correspondence to classify it based on the following categories into which it falls: stockholder correspondence, commercial correspondence, regulator correspondence or customer correspondence. Each classification of correspondence will be handled in accordance with a policy unanimously approved by the Board.

Board Meetings and Executive Sessions

Our Board of Directors currently holds twelve full Board meetings each year. All of our directors are encouraged to attend each meeting in person. Our management provides all directors with an agenda and appropriate written materials sufficiently in advance of the meetings to permit meaningful review. Any director may submit topics or request changes to the preliminary agenda as he or she deems appropriate in order to ensure that the interests and needs of non-management directors are appropriately addressed. To ensure active and effective participation, all of our directors are expected to arrive at each Board and committee meeting having reviewed and analyzed the materials for the meeting.  During 2009, our Board of Directors met twelve times, and all of our directors attended at least 98% of the aggregate of the total number of meetings of the Board of Directors held during his tenure in office during the last fiscal year and the total number of all meetings held by all committees of the Board of Directors on which he served during such year.

It is the Company’s policy that the independent directors of the Company meet in executive sessions without management at least twice on an annual basis in conjunction with regularly scheduled board meetings.  Executive sessions at which the independent directors meet with the Chief Executive Officer also may be scheduled.  During 2009, the independent directors met twice in executive session without the presence of management.

Director Attendance at Company Annual Meetings

All of our directors are encouraged to attend every Company annual meeting of stockholders.  All of our directors attended our prior 2009 annual meeting of stockholders.

Director Contact with Management

All of our directors are invited to contact our Chief Executive Officer and or any of our executive or senior level managers at any time to discuss any aspect of our business. In addition, there generally are frequent opportunities for directors to meet with other members of our management team.

Corporate Code of Business Conduct and Ethics

We have implemented a Code of Business Conduct and Ethics applicable to our directors, Chief Executive Officer, Chief Financial Officer, other senior management, and to all of our officers and employees. Our Code of Business Conduct and Ethics provides fundamental ethical principles to which these senior financial officers are expected to adhere to.  Our Code of Business Conduct and Ethics operates as a tool to help our directors, officers, and employees understand and adhere to the high ethical standards required for employment by, or association with, the Company and the Bank. Our Code of Business Conduct and Ethics is available on our website at www.ppbi.com under the Investor Relations section. Our stockholders may also obtain written copies at no cost by writing to us at 1600 Sunflower Avenue, Costa Mesa, California 92626, Attention: Investor Relations Department, or by calling (714) 431-4000. Any future changes or amendments to our Code of Business Conduct and Ethics and any waiver that applies to one of our senior financial officers or a member of our Board of Directors will be posted to our website.

Committees of the Board of Directors

Audit	Compensation	Nominating & Corporate Governance
Kenneth A. Boudreau	Kenneth A. Boudreau	Kenneth A. Boudreau
Jeff C. Jones	John D. Goddard	John D. Goddard
Michael L. McKennon *	Ronald G. Skipper *	Ronald G. Skipper *
4 meetings held in 2009	1 meeting held in 2009	1 meeting held in 2009
_______________________
*   Chairperson

A description of the general functions of each of the Company’s Board committees and the composition of each committee is set forth below.

Audit Committee.  The Audit Committee is responsible for selecting and communicating with the independent auditors, reporting to the Board on the general financial condition of the Company and the results of the annual audit, and ensuring that the Company's activities are being conducted in accordance with applicable laws and regulations. The internal auditor of the Bank participates in the Audit Committee meetings.  A copy of the audit committee charter can be found on the Company’s website at www.ppbi.com under the Investor Relations section.

No member of the Audit Committee receives any consulting, advisory or other compensation fee from the Company other than fees for service as member of the Board of Directors, committee member or officer of the Board.  Each of the Audit Committee members is considered “independent” under the NASDAQ listing standards and rules of the SEC.  The Board of Directors has determined that Mr. McKennon satisfies the requirements established by the SEC for qualification as an “audit committee financial expert”.

Compensation Committee.  The Compensation Committee reviews the amount and composition of director compensation from time to time and makes recommendations to the Board when it concludes changes are needed. In recommending director compensation, the Compensation Committee considers the potential negative effect on director independence if director compensation and perquisites exceed customary levels.  The Compensation Committee also (i) has oversight responsibility for the Bank’s compensation policies, benefits and practices, (ii) reviews the Chief Executive Officer’s recommendations concerning individual incentive awards of officers directly reporting to him, (iii) approves all stock option and restricted stock grants, (iv) has oversight responsibility for management planning and succession, and (v) determines the annual salary, the annual bonus, stock options, and restricted stock grants of the Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”).  Our Compensation Committee does not have a charter.

Nominating and Corporate Governance Committee.   The Nominating Committee has oversight responsibility for nominating candidates as directors and to determine satisfaction of independence requirements.   The Nominating Committee has adopted a written charter.  A copy of the charter and the Company’s Corporate Governance policy can both be found on the Company’s website at www.ppbi.com under the Investor Relations section.

The primary responsibilities of our Nominating Committee include:

·	assisting the board in identifying and screening qualified candidates to serve as directors, including considering stockholder nominees;

·	recommending to the board candidates for election or reelection to the board or to fill vacancies on the board;

·	aiding in attracting qualified candidates to serve on the board;

·	making recommendations to the board concerning corporate governance principles;

·	periodically assessing the effectiveness of the Board of Directors in meeting its responsibilities representing the long-term interests of the stockholders; and

·	reporting annually to the Board with an assessment of the Board’s performance and the performance of the Board committees to be discussed with the full Board following the end of each fiscal year.

Compensation Committee Interlocks and Insider Participation

For 2009, the Company’s Compensation Committee was comprised of Messrs. Boudreau, Goddard, and Skipper, each of whom was an independent director.  None of these individuals is or has been an officer or employee of the Company during the last fiscal year or as of the date of this Proxy Statement or is serving or has served as a member of the compensation committee of another entity that has an executive officer serving on the Company’s Compensation Committee.  No executive officer of the Company served as a director of another entity that had an executive officer serving on the Company’s Compensation Committee.  Finally, no executive officer of the Company served as a member of the compensation committee of another entity that had an executive officer serving as a director of the Company.

Committee Independence and Additional Information

The Company’s Audit, Nominating and Compensation Committees are currently composed entirely of “independent” directors, as defined by our Corporate Governance Guidelines and applicable NASDAQ and SEC rules and regulations. Our Compensation Committee does not have a written charter; however, our Audit and Nominating Committees each have a written charter, which may be obtained on our website at www.ppbi.com under the Investor Relations section. Company stockholders may also obtain written copies of the charters at no cost by writing to us at 1600 Sunflower Avenue, Costa Mesa, California 92626, Attention: Investor Relations Department, or by calling (714) 431-4000.

The Chair of each committee is responsible for establishing committee agendas. The agenda, meeting materials and the minutes of each committee meeting are furnished in advance to all of our directors, and each committee chair reports on his or her committee’s activities to the full Board.

Principal Holders of Common Stock

The following table sets forth information as to those persons believed by management to be beneficial owners of more than 5% of the Company's outstanding shares of Common Stock on the Record Date or as represented by the owner or as disclosed in certain reports regarding such ownership filed by such persons with the Company and with the SEC, in accordance with Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Other than those persons listed below, the Company is not aware of any person, as such term is defined in the Exchange Act, that beneficially owns more than 5% of the Company’s common stock as of the Record Date.
		Amount and
		Nature of
	Name and Address of	Beneficial	Percent
Title of Class	Beneficial Owner	Ownership	of Class (1)

Common Stock	Wells Capital Management, Inc.	991,924 (2)	9.89%
	525 Market Street 10th floor
	San Francisco, CA 94105

Common Stock	Sandler O'Neill Asset Management LLC	988,900 (2)	9.86%
	780 Third Avenue 5th floor
	New York, NY 10017

Common Stock	Wellington Management Co. LLP	952,260 (2)	9.49%
	75 State Street
	Boston, MA 02109-1809

Common Stock	AWM Investment Co., Inc.	937,716 (2)	9.35%
	527 Madison Avenue Suite 2600
	New York, NY 10022

Common Stock	Fidelity Management & Research	925,500 (2)	9.22%
	245 Summer Street
	Boston, MA 02210
_____________________

(1)	As of March 31, 2010, there were 10,033,836 shares of Company common stock outstanding on which “Percent of Class” in the above table is based.
(2)	As disclosed on a Schedule 13F filed with the SEC for December 31, 2009.

Security Ownership of Directors and Executive Officers

This table and the accompanying footnotes provide a summary of the beneficial ownership of our common stock as of the Record Date, by (i) our directors, (ii) our executive officers named in Summary Compensation Table, also referred to herein as the Named Executive Officer, and (iii) all of our current directors and executive officers as a group. The following summary is based on information furnished by the respective directors and officers.

Each person has sole voting and investment power with respect to the shares he beneficially owns.
		Unvested			Total Beneficial
	Common	Restricted	Options		Ownership
Name	Stock	Stock	Exercisable (1)	Warrants (2)	#	(3)% (4)
	A	B	C	D	E	F
Kenneth A. Boudreau	22,867	-	10,000	-	32,867	0.3%
John D. Goddard	56,806	-	21,000	-	77,806	0.7%
Jeff C. Jones	25,192	-	10,000	16,400	51,592	0.5%
Michael L. McKennon	17,000	-	18,000	-	35,000	0.3%
Ronald G. Skipper	42,887	-	21,000	-	63,887	0.6%
David L. Hardin	7,692	-	1,667	-	9,359	0.1%
Steven R. Gardner	96,078	-	218,333	-	314,411	3.0%
Kent Smith	9,230	-	-	-	9,230	0.1%
Eddie Wilcox	24,124	-	72,500	-	96,624	0.9%
Stock Ownership of all Directors and Executive Officers as a Group (9 persons)	301,876	-	372,500	16,400	690,776	6.6%
____________________
1)	In accordance with applicable SEC rules, only shares of unvested restricted stock that vest, or options that are exercisable within 60 days after March 31, 2010 are included in this column.
2)	The amounts in column D represent warrants to purchase Pacific Premier Bancorp, Inc. common stock which were purchased by the director separately.
3)	The amounts in column E are derived by adding shares, unvested restricted stock, options exercisable, and warrants listed in columns A, B, C and D of the table.
4)
The amounts contained in column F are derived by dividing the amounts in column E of the table by (i) the total outstanding shares of 10,033,836, plus (ii) the total amount in column C, plus (iii) the total amount in column D.

Compensation of Non-Employee Directors

The Company’s Board of Directors, acting upon a recommendation from the Compensation Committee, annually determines the non-employee directors’ compensation for serving on the Board and its committees. In establishing director compensation, the Board and the Compensation Committee are guided by the following goals:

·	Compensation should consist of a combination of cash and equity awards that are designed to fairly pay the directors for work required for a company of our size and scope;
·	Compensation should align the directors’ interests with the long-term interests of stockholders; and
·	Compensation should assist with attracting and retaining qualified directors.

The Compensation Committee of the Company was comprised of Messrs. Boudreau, Goddard, and Skipper for 2009, each of whom is “independent” as defined under the NASDAQ listing standards. The Compensation Committee held one meeting during 2009, at which all members were present.  The Compensation Committee (i) has oversight responsibility for the Bank’s compensation policies, benefits and practices; (ii) reviews the CEO’s recommendations concerning individual incentive awards of officers directly reporting to him; (iii) approves all stock option and restricted stock grants; (iv) has oversight responsibility for management planning and succession; and (v) determines the annual compensation amount and the annual bonus, stock option and restricted stock grants of the CEO and CFO.  The Compensation Committee may from time to time retain independent compensation consultants to assist it in the exercise of its responsibilities, including developing compensation plans and providing comparative data regarding the Bank’s compensation policies.

The Compensation Committee and Board most recently completed this process in November 2009, and determined that our director compensation for 2010 should remain unchanged from 2009.  The Company does not pay director compensation to directors who are also our employees. Below are the elements of compensation paid to nonemployee directors for their service on our Board.

Cash Compensation

Company non-employee directors receive the following cash payments for their service on our Board of Directors and Board committees:

·	a monthly cash retainer of $500 for service on the Company Board;
·	a monthly cash retainer of $2,000 for service on the Bank’s board of directors;
·	a monthly cash retainer of $2,500 to the Chairman of the Bank’s board of directors;
·	a quarterly cash retainer of $500 to the Chairman of the audit committee of the Bank;

During 2009, the Company did not provide perquisites to any director in an amount that is reportable under applicable SEC rules and regulations. All non-employee directors are entitled to reimbursement for travel expense incurred in attending Board and committee meetings.

Stock Compensation

Each non-employee director is eligible for a grant of either options to purchase Company common stock or shares of restricted stock issued from our 2004 Long-term Incentive Plan, as recommended by our Compensation Committee. The options and restricted stock that the Company awards to our directors vest in equal thirds over three years on each anniversary of the date of grant, subject to earlier vesting on termination of service in certain circumstances.  All awards are made based on the closing market price on the date of grant.  There were no options awarded in 2009.

Long-Term Care Insurance Plan

As more fully described under the heading “Long-Term Care Insurance” of “Executive Compensation” below, the Bank implemented in September 2006 a Long-Term Care Insurance Plan for the Named Executive Officers and directors of the Bank. The non-employee directors may elect not to participate in the insurance plan. For those who opt out, the amount of the insurance premium, up to $4,000 annually, will be recorded each month to their deferred compensation account with interest.   See “Deferred Compensation Plan” below.  The plan expense for 2009 was $35,265, and as of December 31, 2009, the accrued liability for the plan was $34,714.

In accordance with applicable SEC rules and regulations, the following table reports all compensation the Company paid during 2009 to its non-employee directors.

Director Compensation in 2009

2009 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)

Kenneth A. Boudreau (1)	30,000	-	-	-	-	-	30,000
John D. Goddard	30,500	-	-	-	517	-	31,017
David L. Hardin	30,000	-	-	-	-	-	30,000
Jeff C. Jones	30,000	-	-	-	517	-	30,517
Michael L. McKennon (1)	32,000	-	-	-	193	-	32,193
Ronald G. Skipper	36,000	-	-	-	-	-	36,000

___________________

1)
Mr. McKennon started deferring a portion of his Board fees in September 2006. Mr. Boudreau started deferring a portion of his Board fees in January 2008.  The deferment program allows a director to defer their normal monthly Board fees into an account that earns the rate of prime plus one percent.  At December 31, 2009, Mr. McKennon had deferred $46,000 of fees and had earned $5,361 on that deferment and Mr. Boudreau had deferred $48,000 of fees and had earned $2,192 on that deferment.

2)	There were no awards of stock options in 2009.

3)	Represents the above market earnings in fiscal year 2009. Above market earnings represent earnings greater than 120% of the 10-year Treasury Note during 2009.

Deferred Compensation Plan

The Bank created a Directors’ Deferred Compensation Plan in September 2006 which allows non-employee directors to defer Board of Directors’ fees and provides for additional contributions from any opt-out portion of the Long-Term Care Insurance Plan.  See “Long-Term Care Insurance Plan” under “Executive Compensation” below. The deferred compensation is credited with interest by the Bank at prime plus one percent and the accrued liability is payable upon retirement or resignation.  The Directors’ Deferred Compensation Plan is unfunded.  The Company is under no obligation to make matching contributions to the Directors’ Deferred Compensation Plan. As of December 31, 2009, the unfunded liability for the plan was $136,267 and the interest expense for 2009 was $4,655.

2009 NONQUALIFIED DIRECTOR DEFERRED COMPENSATION

Name	Aggregate Balance at Fiscal Year-End Prior to Last Fiscal Year-End ($)	Director Contributions in Last Fiscal Year ($)	Long-Term Care Insurance Plan Opt Out Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawls/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)

Kenneth A. Boudreau	24,634	24,000	-	1,558	-	50,192
John D. Goddard	10,097	-	4,000	517	-	14,614
David L. Hardin	-	-	-	-	-	-
Jeff C. Jones	10,097	-	4,000	517	-	14,614
Michael L. McKennon	41,285	12,000	1,498	2,063	-	56,847
Ronald G. Skipper	-	-	-	-	-	-

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

    The following discussion and analysis of compensation arrangements of our Named Executive Officers for 2009, which we refer to as the CD&A, should be read together with the compensation tables and related disclosures set forth below.  This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.  The Compensation Committee may adopt from time to time additional compensation arrangements or modify current compensation arrangements with our Named Executive Officers based upon its evaluation of the need for such modifications to achieve the objectives of our compensation program discussed below.

Compensation Philosophy and Objectives

This CD&A provides an overview and analysis of our compensation program and policies, the material decisions we have made under those programs and policies with respect to our Named Executive Officers, and the material factors we considered in making those decisions.  We discuss within this CD&A the various elements included in executive compensation and how we determined those elements.  We also discuss the roles of the Compensation Committee and our CEO in this process.

We believe that the most effective executive compensation program is one that enables us to attract, retain and motivate our Named Executive Officers to achieve the Company’s long-term and strategic goals and enhancing long-term stockholder value.  We intend for our compensation program to align executives’ interests with those of the stockholders by rewarding performance for implementing the Company’s various strategies, with the ultimate goal of improving long-term stockholder value.  We evaluate both performance and compensation to ensure that we maintain our ability to attract and retain employees in key positions, and to ensure that compensation provided to key employees keeps these employees focused on franchise value creation.

Our Named Executive Officers for 2010 consist of Steven R. Gardner, our CEO, Kent J. Smith, our CFO, and Eddie Wilcox, our Chief Banking Officer (“CBO”).  We refer to Messrs. Gardner, Smith and Wilcox in this Proxy Statement as our Named Executive Officers.

Process for Making Compensation Decisions

Roles of the Compensation Committee and Compensation Consultants.  The Compensation Committee reviews and makes decisions with respect to salaries, cash incentives, equity incentives and employee benefits for our Named Executive Officers.  The Compensation Committee has the authority to engage consultants as necessary and to request other information as needed to fairly measure, monitor and control the overall compensation of the Named Executive Officers.  For 2009, the Compensation Committee engaged JLR Associates, Management Consultants (“JLR”), an Irvine, California-based consulting firm specializing in compensation program design and evaluation for the financial services industry, to assist in establishing targeted aggregate levels and components of executive compensation.  JLR performed studies of compensation for CEOs and CFOs at comparable peer group publicly-traded financial institutions and in the industry in general as found in surveys to assist the Compensation Committee in evaluating and determining appropriate market-level compensation.

The following banking institutions comprised the peer group for the JLR study:

Bank of Marin
Pacific Mercantile Bancorp
Central Valley Community Bancorp
Preferred Bank
Commerce West Bank
Provident Financial Holdings, Inc.
First Northern Community Bancorp
San Joaquin Bancorp
Harrington West Financial Group, Inc.
Tamalpais Bancorp
K-Fed Bancorp
United Security Bancshares

This data included results from two compensation surveys conducted by the California Bankers Association, the State of California Department of Financial Institutions and SNL Financial for banking institutions similar in size to the Company.  The results of the JLR studies provided the Compensation Committee with the starting point for the analysis of compensation for our Named Executive Officers for 2009 and 2010.

Based on information in the studies and advice from JLR and the recommendations of the CEO, in the case of the CFO and CBO, and independent analysis performed by the Compensation Committee, including a discussion and analysis of the various components and levels of compensation for CEOs and CFOs within the peer group focusing on base salary, incentive and equity compensation as well as benefits and retirement plans, the Compensation Committee established compensation levels for our Named Executive Officers, including the parameters for base salaries, annual cash incentives, equity incentive awards, retirement plans and other benefits, and other executive benefits (including perquisites) that were appropriate for the Named Executive Officers and in alignment with our compensation philosophy.  The Compensation Committee determined, in light of the information provided by JLR, the current size of the Company and the current transformation of Company to a commercial banking business model that base salaries for the Named Executive Officers should remain unchanged from 2009 levels.

Role of Executive Officers in Compensation Decisions.  The Compensation Committee makes the compensation decisions for the Named Executive Officers as set forth in the Summary Compensation Table below.  The CEO reviews the performance of the CFO and CBO annually and makes recommendations on salary adjustments and annual award amounts, which are presented to the Compensation Committee.  The Compensation Committee then exercises its discretion and modifies any recommendations, adjustments, or awards to the CFO and CBO, to align any such adjustment or award with the overall compensation philosophies of the Company.

Elements of Compensation

For fiscal year ended December 31, 2009, the principal elements of compensation for the Named Executive Officers were:
·	Base salary;
·	Annual discretionary cash incentive awards;
·	Long-term equity incentive awards,
·	Retirement plans and other benefits; and
·	Other executive benefits, such as perquisites and severance benefits.

Base Salary

The Company provides the Named Executive Officers and all other employees with base salary to compensate them for services rendered during the fiscal year.  Base salary ranges for the Named Executive Officers are determined by using market assessments and internal evaluations for each executive based on his position, experience, anticipated contributions and responsibilities.

As part of its review of base salaries for the Named Executive Officers, the Compensation Committee considers:

·	market data provided by public proxy information which may be confirmed or reviewed by independent sources;
·	scope of the roles, duties and responsibilities of the executive and the impact these duties have on both the short and long term performance of the Company; and
·	individual performance of the executive.

Employment Agreements.  As more fully described below, in December 2007, the Company entered into employment agreements with two of our Named Executive Officers.  We believe employment agreements serve a number of functions, including (1) retention of our Named Executive Officers; (2) mitigation of any uncertainty about future employment and continuity of management in the event of a change in control; and (3) protection of the Company and customers through confidentiality and non-solicitation covenants.  Except as determined by the terms of the employment agreements with our Named Executive Officers, salary levels are typically reviewed annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility.

Incentive Compensation

The Company’s incentive compensation is designed to provide cash (short-term) and equity-based (long-term) incentive compensation to:

·	promote high performance on a risk adjusted basis and achievement of the our strategic plans by our Named Executive Officers and key employees;
·	encourage the growth of stockholder value; and
·	allow key employees to participate as an equity stockholder in the long-term growth and profitability of the Company.

Annual Incentive Cash Awards.  The Compensation Committee oversees establishment of annual discretionary incentive cash awards that are designed to motivate short-term performance and retain talent.  In 2008, the Compensation Committee discussed if there was a need to establish specific performance targets for the awarding of the discretionary cash award and concluded that annual incentives for executives based on specific performance targets was not be in the best interest of the stockholders.  Instead, the Compensation Committee focused on both the Company’s performance compared to select peer banks performance, as well as the Named Executive Officers’ performance in light of the key areas of implementation of the strategic plan such as new business account acquisition, new relationship account growth, core deposit growth, loan portfolio diversification, loan quality, as well as the overall risk mitigation and management practices. Upon completing their review, the Committee decided to reduce the level of incentive due to the overall decline in net income from the prior year taking into consideration the onetime charges associate with the other-than-temporary impairment charges associated with mark to market accounting of the Bank’s securities portfolio.

The Compensation Committee analyzed the Bank’s financial performance compared to the Company’s strategic plan and the peer banks and referenced the increasingly challenging environment for financial institutions.  The Compensation Committee discussed the growth in business accounts and business banking relationships as well as the change in the composition of the loan portfolio.  The Compensation Committee also discussed the specific performance of Mr. Gardner and the Bank for the past year and the transition of the Bank to a commercial banking business model.  When determining the Named Executive Officers’ discretionary cash awards, the Compensation Committee took into consideration all components of compensation including the Named Executive Officer’s use of a Company owned vehicle or vehicle allowance, the payment of his life insurance premium, health benefits, Salary Continuation Plan, if applicable, and total cash compensation.

Based on its analysis, the Compensation Committee approved the following discretionary incentive cash awards for the Named Executive Officers for 2009, which were paid in January 2010, in the amount of $67,500 for the CEO, $5,000 for the CFO and $43,000 for the CBO.

Long-Term Equity Incentive Awards.  We maintain the 2004 Long-term Incentive Plan, under which we are permitted to grant incentive stock options, restricted stock grants and stock appreciation rights.  Each Named Executive Officer is eligible for equity incentive awards under the 2004 Long-term Incentive Plan, as determined by the Compensation Committee.  The options and restricted stock that the Company awards to our Named Executive Officers vest in equal thirds over three years on each anniversary of the date of grant, subject to earlier vesting on termination of service in certain circumstances.  All awards are made based on the closing market price of our common stock on the date of grant.

The Compensation Committee believes it is important that the Named Executive Officers’ and employees’ interests are aligned with stockholders and to provide long term incentive to achieve the Company’s goals and attract and retain talented executive officers.  In discussing the grant of equity incentive awards to the Named Executive Officers for 2009, the Compensation Committee concluded, consistent with its determination of the annual discretionary incentive cash awards discussed above, that because of the Company’s strategic transition to a commercial banking platform, financial measures for the grants of equity awards were less relevant for 2009 than would be during a period of non-transition.  The Committee also noted the fact that the Named Executive Officers have made open market purchases of the Company’s stock from time to time and thus have continued to commit personal cash toward the support of the Company’s stock.

As a result, for 2009, there were no awards of stock options or restricted stock to the Named Executive Officers.

Retirement Plans and Other Benefits

The Bank provides one tax-qualified, broadly-based Employee Savings Plan (the “401(k) Plan”), to all employees and management of the Bank. Under the 401(k) Plan, employees may contribute from 1% to 50% of their compensation.  In 2009, the Bank matched 100% of contributions for the first three percent contributed and 50% on the next two percent contributed.   The amounts of contributions made to the 401(k) Plan by the Bank were $161,194 for the year ended December 31, 2009, for all employees of the Bank and $26,388 to executives named in the Summary Compensation Table.  See “All Other Compensation” below.

In addition, the Bank implemented in 2006 a non-qualified supplemental retirement plan or the Salary Continuation Plan for the CEO and then CFO, John Shindler who resigned in August 2009. The Salary Continuation Plan is an unfunded plan and the Company is under no obligation to fund the Salary Continuation Plan.  See “Salary Continuation Plan” under “Nonqualified Deferred Compensation” below.

Also in September 2006, the Bank implemented a Long-Term Care Insurance Plan for the Named Executive Officers at the time. The 2009 expense for this plan for the CEO, CBO, and John Shindler was $7,420.  See “Long-Term Care Insurance Plan” under “Nonqualified Deferred Compensation” below.

Additionally, the Company provides Mr. Gardner, per his employee agreement, a life insurance policy in the amount of $1.5 million and a short-term disability policy.  See “All Other Compensation” below.

Perquisites and Other Personal Benefits

The Company provides perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with the Company’s overall compensation objectives of attracting and retaining superior employees for key positions. The Compensation Committee annually reviews the levels of perquisites and other personal benefits provided to the CEO, CFO and CBO.

Perquisites provided for the CEO, CFO, or CBO may include, but are not limited to, the use of Company automobiles, auto allowance, travel and transportation accommodations, entertainment expenses, and participation in the plans and programs described above.

Attributed costs of the perquisites received by the above individuals for the fiscal year 2009 are included in the “All Other Compensation” column and related footnotes of the “Summary Compensation Table” below.

Employment Arrangements

Given the state of our industry and the CEO’s and CBO’s leadership positions with the Company or the Bank, the Company and the Bank have entered into an employment agreement with Mr. Gardner and the Bank has entered into an employment agreement with Mr. Wilcox, the terms of which are summarized below.

Gardner Employment Agreement.  Mr. Gardner, the Company and the Bank entered into an Employment Agreement dated December 19, 2007, also referred to here as the Gardner Agreement, which provides for the employment of Mr. Gardner as the President and CEO of the Company and the Bank.  The Gardner Agreement has a term of three (3) years and, on each annual anniversary date, the term automatically is extended for an additional one-year period by the Company’s and the Bank’s boards of directors, unless Mr. Gardner, on the one hand, or the Company or the Bank, on the other hand, gives written notice to the other party of its election not to extend the term of the Gardner Agreement, with such notice to be given not less than ninety (90) days prior to any such anniversary date.  If notice is given by either party, then the Gardner Agreement will terminate at the conclusion of its remaining term.

Pursuant to the Gardner Agreement, Mr. Gardner will receive a minimum base salary of $375,000 per year, which may be increased from time to time in such amounts as may be determined by the Company’s and the Bank’s boards of directors.  In addition, Mr. Gardner will be eligible for a discretionary performance bonus not to exceed 125% of his base salary, based on his individual performance and the overall performance of the Company and the Bank, with eligibility and the amount of any such bonus to be at the discretion of Compensation Committee of each of the Company’s and the Bank’s boards of directors.  Mr. Gardner also receives the use of an automobile paid for by the Company.  Mr. Gardner is entitled to participate in any pension, retirement or other benefit plan or program given to employees and executives of the Company and the Bank, to the extent commensurate with Mr. Gardner’s then duties and responsibilities as fixed by the boards of directors of the Company and the Bank.  Under the terms of the Gardner Agreement, the Company and the Bank are required to maintain a life insurance policy for Mr. Gardner in the amount of $1.5 million, with the beneficiary(ies) designated by Mr. Gardner.

Pursuant to the Gardner Agreement, the Company and the Bank have the right, at any time upon prior notice of termination, to terminate Mr. Gardner’s employment for any reason, including, without limitation, termination for cause or disability, as each term is defined in the Gardner Agreement, and Mr. Gardner has the right, upon prior notice of termination, to terminate his employment with the Company and the Bank for any reason.  As detailed in “Potential Payments Made upon Termination or Change-in-Control” below, Mr. Gardner may be entitled to certain payments if he is terminated or resigns for good reason.

The Gardner Agreement does not affect the benefits that Mr. Gardner is entitled to receive pursuant to the Salary Continuation Agreement between Mr. Gardner and the Bank dated May 17, 2006.

Wilcox Employment Agreement.  Mr. Wilcox and the Bank entered into an Employment Agreement dated December 19, 2007, also referred to here as the Wilcox Agreement, that provides for the employment of Mr. Wilcox as the Executive Vice President and CBO of the Bank. The Wilcox Agreement has a term of three (3) years, and, on each annual anniversary date, the term automatically is extended for an additional one-year period by the Bank’s board of directors, unless either Mr. Wilcox or the Bank gives written notice to the other party of its election not to extend the term of the Wilcox Agreement, with such notice to be given not less than ninety (90) days prior to any such anniversary date. If notice is given by either party, then the Wilcox Agreement will terminate at the conclusion of its remaining term.

Pursuant to the Wilcox Agreement, Mr. Wilcox will receive a minimum base salary of $215,000 per year, which may be increased from time to time in such amounts as may be determined by the Bank’s board of directors.  In addition, Mr. Wilcox will be eligible for a discretionary performance bonus not to exceed 100% of his base salary, based on his individual performance and the overall performance of the Bank, with eligibility and the amount of any such bonus to be at the discretion of the Compensation Committee of the Bank’s board of directors.  Mr. Wilcox receives a car allowance of $500 per month.  Mr. Wilcox is entitled to participate in any pension, retirement or other benefit plan or program given to employees and executives of the Bank, to the extent commensurate with Mr. Wilcox’s then duties and responsibilities as fixed by the board of directors of the Bank.

Pursuant to the Wilcox Agreement, the Bank will have the right, at any time upon prior notice of termination, to terminate Mr. Wilcox’s employment for any reason, including, without limitation, termination for cause or disability, as each term is defined in the Wilcox Agreement, and Mr. Wilcox has the right, upon prior notice of termination, to terminate his employment with the Bank for any reason.  As detailed in “Potential Payments Made upon Termination or Change-in-Control” below, Mr. Wilcox may be entitled to certain payments if he is terminated or resigns for good reason.

Salary Continuation Agreements

As more fully discussed in “Salary Continuation Plan” under “Nonqualified Deferred Compensation” below, we have established a Salary Continuation Plan for our CEO that provides for certain annual benefits for him following his retirement from the Company, and that provides for the acceleration of his benefits upon his termination due to a change-in-control, as that term is defined in the plan.

Administration of the Company’s Compensation Program

The Company monitors its compensation program through the Compensation Committee.  The Compensation Committee ensures that the total compensation paid to the Company’s Named Executive Officers are appropriate given the Company’s compensation goals and philosophies, as well as the skill sets and abilities of each individual recipient. The Company, through the Compensation Committee, endeavors to ensure that that the compensation and benefits of the Named Executive Officers are appropriate as compared to similar executive officers within the banking industry.

The Compensation Committee’s responsibilities are to:

·
establish the base salary, incentive compensation and any other compensation for the Company’s CEO and; review and approve the base salary, incentive compensation and other compensation for the CFO and the CBO in consultation with the Company’s CEO;

·
monitor the Company’s management incentive and equity-based compensation plans, retirement and benefit plans and discharge the duties imposed on the Compensation Committee by the terms of those plans; and

·	perform other functions or duties deemed appropriate by the Board.

Compensation decisions for our Named Executive Officers and the non-employee Directors are made by the Compensation Committee.

Accounting and Tax Considerations - Equity-Based Compensation

The Compensation Committee also considers the tax and accounting treatment of the various components of compensation, and although these considerations do not generally drive its decisions, the Compensation Committee generally strives to put the Company in the best position with respect to tax and accounting treatment. In particular, the Compensation Committee attempts to ensure that compensation to Named Executive Officers is deductible under Section 162(m) of the Internal Revenue Code, although the Compensation Committee has reserved the right to provide compensation to Named Executive Officers that is not deductible for income tax purposes as circumstances warrant.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis set forth in this Proxy Statement with management.  Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Ronald G. Skipper, Chair
Kenneth A. Boudreau
John D. Goddard

Compensation Policies and Programs and Risk Management

The Compensation Committee views the Company’s compensation program with a long-term focus.  The greatest amount of compensation can be achieved over long periods of time through sustained excellent performance.  We believe our compensation policies and programs provide a balanced mix of cash and equity, annual and longer-term incentives, and performance metrics that mitigate excessive risk-taking that could harm our value or reward poor judgment by our Named Executive Officers.  In addition, the Compensation Committee, with the assistance of the CEO, establishes goals and objectives with a mix of quantitative and qualitative performance elements in order to avoid excessive weight on one performance measure.  The Compensation Committee retains discretion in making final award determinations under its program so as to take into account changing market conditions, which allows our executives to focus on the long-term health of our Company rather than an “all or nothing” approach to achieving short-term goals.

Summary Compensation Table

    The following table shows the compensation of our Named Executive Officers for services to the Company or the Bank during the years ended December 31, 2009, 2008 and 2007, respectively.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)(4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (6)	Total ($)

Steven R. Gardner	2009	375,000	67,500	-	-	62,257	-	29,220	533,977
President and	2008	373,558	265,000	-	162,600	58,641	-	29,513	889,312
Chief Executive Officer	2007	300,000	330,000	-	115,750	52,809	-	16,898	815,457

Eddie Wilcox	2009	218,000	43,000	-	-	-	-	18,043	279,043
Executive Vice President and	2008	215,000	90,000	-	113,425	-	-	16,934	435,359
Chief Banking Officer	2007	200,000	100,000	-	110,550	-	-	13,056	423,606

Kent Smith (*)	2009	49,808	5,000	-	-	-	-	1,185	55,993
Senior Vice President and	2008	-	-	-	-	-	-	-	-
Chief Financial Officer	2007	-	-	-	-	-	-	-	-

John Shindler (**)	2009	149,707	-	-	-	30,641	-	11,286	191,634
Executive Vice President and	2008	190,000	50,000	-	62,025	52,457	-	13,628	368,110
Chief Financial Officer	2007	150,000	75,000	-	36,000	47,304	-	8,514	316,818

(*) Kent Smith was hired as Senior Vice President and Chief Financial Officer on September 8, 2009.
(**) John Shindler resigned from all positions of the Bank and Company on August 26, 2009.
________________
(1)	Discretionary incentive cash awards earned in 2008 were paid in 2009. Discretionary incentive cash awards earned in 2009 were paid in 2010.

(2)	There were no stock awards granted in 2007, 2008, or 2009.

(3)
Option awards include options that were awarded on January 3, 2007 at a grant price that was $12.10 per shared and on January 2, 2008 at a grant price that was $7.10 per share and on August 27, 2008 at a grant price that was $5.01 per share.  There were no options awards in 2009.  Mr. Gardner was awarded options to purchase 25,000 in 2007, and a total of 60,000 in 2008, shares of common stock; Mr. Shindler was awarded options to purchase 5,000 in 2007, and a total of 22,500 in 2008, shares of common stock; and Mr. Wilcox was awarded options to purchase 10,000 in 2007, and a total of 42,500 in 2008, shares of common stock.

(4)	The value of options granted in 2007 and 2008 were determined based upon the aggregate grant date fair value as computed pursuant to FASB ASC Topic 718, there were no option awards in 2009.

(5)	Non-equity Incentive Plan Compensation included amounts as detailed in “Salary Continuation Plan.”

(6)	All Other Compensation is detailed in the section “All Other Compensation” below.

Stock Awards

The Company made no awards of stock in 2009.

Option Awards

The Company made no awards of stock options in 2009.

Non-Equity Incentive Compensation

The Company’s non-equity incentive compensation consists solely of discretionary cash bonuses paid to the Named Executive Officers as described in “Annual Incentive Cash Awards” above.  In the case of Mr. Gardner, the non-equity incentive compensation cannot exceed 125% of his base salary per his employment agreement, and in the case of Mr. Wilcox, the non-equity incentive compensation cannot exceed 125% of his base salary per her employment agreement.

All Other Compensation

The amount of All Other Compensation reported for each Named Executive Officer in the Summary Compensation Table above consisted of the following:

ALL OTHER COMPENSATION

Name and Principal Position	Year	401(k) Contributions ($)	Auto ($) (1)	Group Term Life ($)	Other Insurance ($)(2)	Total ($)

Steven R. Gardner	2009	9,800	6,450	585	12,385	29,220
President and Chief
Executive Officer

Eddie Wilcox	2009	8,600	4,800	198	4,445	18,043
Executive Vice President and
Chief Banking Officer

Kent Smith (*)	2009	-	-	61	1,124	1,185
Senior Vice President and
Chief Financial Officer

John Shindler (**)	2009	7,988	-	253	3,045	11,286
Executive Vice President and
Chief Financial Officer

(*) Kent Smith was hired as Senior Vice President and Chief Financial Officer on September 8, 2009.
(**) John Shindler resigned from all positions of the Bank and Company on August 26, 2009.

_________________

1)	Mr. Gardner has the use of a Company-leased vehicle and this amount represents the personal use by Mr. Gardner. Mr. Wilcox received an annual auto allowance of $4,800.

2)
Mr. Gardner is covered under a separate $1.5 million life insurance policy, for which the Bank pays $698.70 every six months.  The Bank pays for a Short Term Disability policy for Mr. Gardner which costs $1,728 annually.

Grants of Plan-Based Awards in 2009

The Company made no grants of plan-based awards in 2009.

Outstanding Equity Awards

This table shows the equity awards that have been previously awarded to each of the Named Executive Officers and which remained outstanding as of December 31, 2009.

2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Steven R. Gardner	20,000	-	-	$18.13	7/7/2010	-	$-	-	-
President and	20,000	-	-	$3.44	1/2/2011	-	-	-	-
Chief Executive Officer	25,000	-	-	$5.85	12/19/2012	-	-	-	-
	25,000	-	-	$10.54	12/10/2013	-	-	-	-
	75,000	-	-	$10.65	6/30/2014	-	-	-	-
	16,667	-	8,333	$12.10	1/3/2017	-	-	-	-
	8,333	-	16,667	$7.10	1/2/2018	-	-	-	-
	11,667	-	23,333	$5.01	8/27/2018	-	-	-	-

Eddie Wilcox	10,000	-	-	$7.47	8/4/2013	-	$-	-	-
Executive Vice President	5,000	-	-	$10.54	12/10/2013	-	-	-	-
and Chief Banking Officer	25,000	-	-	$10.65	6/30/2014	-	-	-	-
	6,667	-	3,333	$12.10	1/3/2017	-	-	-	-
	8,333	-	16,667	$7.10	1/2/2018	-	-	-	-
	5,833	-	11,667	$5.01	8/27/2018	-	-	-	-

Exercised Options and Vested Restricted Stock in 2009

During 2009 a total of 8,900 shares of outstanding restricted stock vested.  Effective on September 8, 2009, all restricted stock had become fully vested.  The table below lists the number of shares and realized value for the Named Executive Officers.  There were no options exercised during 2009.

2009 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Steven R. Gardner President and Chief Executive Officer	-	-	2,500	$9,875

Eddie Wilcox Executive Vice President and Chief Banking Officer	-	-	833	$3,290

Kent Smith (*) Senior Vice President and Chief Financial Officer	-	-	-	$-

John Shindler (**) Executive Vice President and Chief Financial Officer	-	-	667	$2,635

(*) Kent Smith was hired as Senior Vice President and Chief Financial Officer on September 8, 2009.
(**) John Shindler resigned from all positions of the Bank and Company on August 26, 2009.

Pension Benefits

The Company has no pension benefits plans.

Nonqualified Deferred Compensation

    The Company offers two nonqualified defined contribution plans: the Director’s Deferred Compensation Plan and the Salary Continuation Plan.  During 2009, none of the Named Executive Officers withdrew any amounts from the plans listed in the table below.  Currently the Company only offers deferred compensation to its Board of Directors under the Director’s Deferred Compensation Plan as more fully described under “Director Compensation in 2009” above in this Proxy Statement.  The Company does not offer deferred compensation to the Named Executive Officers at this time.

Salary Continuation Plan

    In 2006, the Bank implemented a non-qualified supplemental retirement plan for our CEO and then CFO John Shindler.  Because the Salary Continuation Plan is an unfunded plan, the Company is under no obligation to fund the Salary Continuation Plan.  The Salary Continuation Plan, as outlined in the Salary Continuation Agreements between the Bank and each of our CEO and Mr. Shindler, provides for the annual benefit of $150,000 for our CEO and $75,000 for Mr. Shindler, which is to be paid out in twelve (12) equal monthly installments commencing on the first day of the month following normal retirement at age 62.  The annual benefit shall be distributed to the executive for fifteen (15) years.

The amount expensed in 2009 under the Salary Continuation Plan amounted to an aggregate of $36,104, of which $62,062 was for Mr. Gardner, partially offset by a net distribution amount of $25,958 for Mr. Shindler. As of December 31, 2009, $326,501 was recorded in other liabilities on the consolidated statements of condition for this Salary Continuation Plan.  The Salary Continuation Plan was accounted for in accordance with SFAS No. 158 as of December 31, 2009.

2009 NONQUALIFIED SALARY CONTINUATION PLAN

Name	Aggregate Balance at Fiscal Year-End Prior to Last Fiscal Year-End ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawls/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)

Steven R. Gardner President and Chief Executive Officer	153,379	62,062	-	-	215,441

John Shindler (*) Executive Vice President and Chief Financial Officer	137,018	30,836	-	56,794	111,060

(*) John Shindler resigned from all positions of the Bank and Company on August 26, 2009.

Long-Term Care Insurance Plan

In September 2006, the Bank implemented the Long-Term Care Insurance Plan for the Named Executive Officers and non-employee directors of the Bank. The non-employee directors may elect not to participate in the insurance plan. For those who opt out, the amount of the insurance premium, up to $4,000 annually, is recorded each month to their deferred compensation account with interest. The expense for 2009 was $35,265 for the Long-Term Care Insurance Plan.

2009 LONG-TERM CARE INSURANCE

Name	Premiums Paid and/or Contributions to by Registrant ($)

Kenneth A. Boudreau	5,803
John D. Goddard	4,000
David L. Hardin	4,884
Jeff C. Jones	4,000
Michael L. McKennon	4,209
Ronald G. Skipper	4,331
Total Directors	27,227
Steven R. Gardner	2,710
John Shindler (*)	3,739
Eddie Wilcox	1,589
Total Named Executives	8,038
Total Long-Term Care Insurance	35,265

(*) John Shindler resigned from all positions of the Bank and Company on August 26, 2009.

Potential Payments Made Upon Termination or a Change-in-Control

As described in “Employment Arrangements” under “Compensation Discussion and Analysis” above in this Proxy Statement, two of our Named Executive Officers, the CEO and CBO, are party to an employment agreement with us, which provides the executives with benefits in the event of certain terminations of employment.  In addition, Mr. Gardner  is a party to a Salary Continuation Agreement, which also provides him with benefits in the event of certain terminations of employment.

Employment Agreements

As previously discussed in “Employment Arrangements” under “Compensation Discussion and Analysis” above, on December 19, 2007, we entered into employment agreements with two of our Named Executive Officers.  The following describes payments due to those Named Executive Officers under their respective employment agreements following their termination of employment with us.

Termination for Cause; Resignation without Disability or Good Reason.  If an executive is terminated for cause or resigns without disability or good reason, as such terms are defined in the employment agreements, he will receive only his base salary accrued through the date of termination or death.  In this event, no special severance benefits are payable.

Termination as a Result of Disability; Death.  If an executive is terminated as a result of disability or death during the term of employment, the executive will receive the lesser of (i) his base salary as in effect as of the date of termination, multiplied by one year, or (ii) his base salary for the duration of the term of his employment agreement.

Termination other than for Cause, Disability or Death; Resignation by the Executive Due to Our Material Breach or Following a Change of Control.  If (i) an executive is terminated by us other than for cause, disability or his death, or (ii) an executive terminates the employment agreement due to (A) our material breach of the employment agreement, or (B) without his express written consent, (1) a material reduction by us of his functions, duties or responsibilities, (2) a material reduction by us of his base salary, or (3) our requirement that he be based at a location more than 50 miles from Costa Mesa, California, and the termination by the executive occurs within two (2) years following the initial occurrence of the breach or the good cause reason basis for termination, the executive will be entitled to a lump sum cash payment equal to his base salary as in effect immediately prior to the date of termination plus his incentive bonus for the previous year with respect to Mr. Wilcox, and with respect to Mr. Gardner, that same amount multiplied by three (3) years.  Under the terms of Mr. Gardner’s employment agreement only, if his employment with us is terminated as described in the previous sentence, then Mr. Gardner is entitled to participate, at no cost to him, in all group insurance, life insurance, health and accident, disability and other employee benefit plans, programs and arrangements in which he was entitled to participate immediately prior to the date of termination (other than any of our stock option or other stock compensation plans or bonus plans), for a period ending at the earlier of (i) the third anniversary of the date of termination, and (ii) the date of his full-time employment by another employer, provided that in the event Mr. Gardner’s participation in any such plan, program or arrangement is barred, we must arrange to provide him with benefits substantially similar to those he was entitled to receive under such plans, programs and arrangements prior to the date of termination.

In receiving any of the foregoing payments, the Named Executive Officers are not obligated to seek other employment or to mitigate in any way the amounts payable to them as set forth above, and such amounts will not be reduced or terminated whether or not an executive obtains other employment.

Each employment agreement also provides that the severance payments and benefits will be modified or reduced by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits payable being subject to an excise tax under the “golden parachute” provisions under Section 280G of the Internal Revenue Code or subject to the excise tax imposed under Section 4999 of the Internal Revenue Code.

Restrictive Covenants

The employment agreements require each executive to refrain from soliciting employees of the Company for a two-year period after termination of employment. The agreements limit the executives’ ability to disclose or use any of the Company’s confidential information, trade secrets or business opportunities.

Salary Continuation Agreements

The following describes the Salary Continuation Agreement that we entered into with our CEO on April 1, 2006, which is still in effect.

Early Termination other than due to Change in Control, Death, Disability or for Cause.  In the event of an early termination of the executive’s employment agreement, which termination results other than from a change in control, disability or cause, as such terms are defined in the Salary Continuation Agreements the executive will receive one hundred percent (100%) of the accrual balance, as defined in the Salary Continuation Agreement, determined as of the end of the month preceding the termination payable in twelve (12) equal monthly installments for a period of fifteen (15) years.

Disability Benefit.  In the event the executive’s employment is terminated due to disability, the executive will receive one hundred percent (100%) of the accrual balance determined as of the end of the month preceding the termination payable in twelve (12) equal monthly installments for a period of fifteen (15) years.

Change in Control Benefit. Upon a change of control, followed within twelve (12) months by a termination of the executive’s employment agreement, the executive will receive a lump sum amount equal to the present value of the stream of one hundred eighty (180) monthly payments of $12,500 each for Mr. Gardner;  provided that, in the event this amount is subject to federal excise taxes under the “golden parachute” provisions under Section 280G of the Internal Revenue Code, the payments will be reduced or delayed to the extent it would not be an excess parachute payment.

Death Benefit.   In the event the executive dies while employed by us, his beneficiary will receive a lump sum amount equal to the present value of the stream of one hundred eighty (180) monthly payments of $12,500 for Mr. Gardner.

Summary of Potential Termination Payments

The following table reflects the value of termination payments and benefits that each of our Named Executive Officers would receive under the employment agreements and Salary Continuation Agreements, as applicable, which were in place on December 31, 2009, if they had terminated employment on December 31, 2009 under the circumstances shown. The table does not include accrued salary and benefits, or certain amounts that the Named Executive Officers would be entitled to receive under certain plans or arrangements that do not discriminate in scope, terms or operation, in favor of our executive officers and that are generally available to all salaried employees.

Officer	Severance ($)		Insurance Benefits ($)		Salary Continuation Plan ($)		Equity Accelerated Vesting ($)		Total ($)

Mr. Gardner
Termination for Cause or Resignation without Disability or Good Reason	-		-		215,636	(5)	-		215,636
Death	375,000	(1)	1,500,000		1,488,700	(4)	-	(8)	3,363,700
Disability	375,000	(1)	36,000		215,636	(5)	-	(8)	626,636
Retirement	-		-		2,250,000	(6)	-	(8)	2,250,000
Change of Control	-		-		-		-		-
Termination without Cause, or Resignation Due to Our Material Breach	1,327,500	(2)	32,963	(3)	215,636	(5)	-		1,576,099
Termination in connection with a Change in Control	1,327,500	(2)	32,963	(3)	1,778,932	(7)	-		3,139,395

Mr. Wilcox
Termination for Cause or Resignation without Disability or Good Reason	-		-		-		-		-
Death	215,000	(1)	-		-		-	(8)	215,000
Disability	215,000	(1)	-		-		-	(8)	215,000
Retirement	-		-		-		-	(8)	-
Change of Control	-		-		-		-		-
Termination without Cause, or Resignation Due to Our Material Breach	258,000	(2)	-		-		-		258,000
Termination in connection with a Change in Control	258,000	(2)	-		-		-		258,000

______________________

(1)
With respect to termination due to disability or death, represents an amount equal to the lesser of (i) his base salary as in effect as of the date of termination, multiplied by one year, or (ii) his base salary for the duration of the term of his employment agreement.

(2)
For Mr. Gardner, the amount represents a cash severance amount equal to the executive’s base salary as in effect immediately prior to the date of termination plus his incentive bonus for the previous year, multiplied by three (3) years, to be paid in a lump sum. For Mr. Wilcox, the amount represents a cash severance amount equal to the executive’s base salary as in effect immediately prior to the date of termination, plus his incentive bonus for the previous year, to be paid in a lump sum.  The foregoing severance amounts will be modified or reduced pursuant to Sections 280G or 4999 of the Internal Revenue Code (as applicable) as more fully described above under “Employment Agreements."

(3)
Represents the incremental cost to the Company resulting in Mr. Gardner’s participation, at no cost to him, in all group insurance, life insurance, health and accident, disability and other employee benefit plans, programs and arrangements in which he was entitled to participate immediately prior to the date of termination (other than any stock option or other stock compensation plans or bonus plans of us), for a period ending at the earlier of (i) the third anniversary of the date of termination, and (ii) the date of his full-time employment by another employer, provided that in the event Mr. Gardner’s participation in any such plan, program or arrangement is barred, we must arrange to provide him with benefits substantially similar to those he was entitled to receive under such plans, programs and arrangements prior to the date of termination.

(4)	Represents a lump sum amount equal to the present value of the stream of one hundred eighty (180) monthly payments of $12,500 each.
(5)
Represents an amount equal to one hundred percent (100%) of the accrual balance, as defined in the Salary Continuation Agreement, determined as of the end of the month preceding the termination payable in twelve (12) equal monthly installments for a period of fifteen (15) years.

(6)	Represents $150,000 payable annually in twelve (12) equal monthly installments for a period of fifteen (15) years.
(7)
Upon a change of control, followed within twelve (12) months by a termination of an executive’s employment agreement, represents a lump sum amount equal to the present value of the stream of one hundred eighty (180) monthly payments of $12,500 each; provided that, in the event this amount is subject to federal excise taxes under the “golden parachute” provisions under Section 280G of the Internal Revenue Code, the payments will be reduced or delayed to the extent it would not be an excess parachute payment.

(8)
Reflects the dollar value of unexercisable options that become exercisable upon the occurrence of termination due to death, disability or retirement pursuant to the terms of out 2004 Long-Term Incentive Plan.  The dollar value of the vested of stock options were determined by calculating the closing price of the Company’s common stock on December 31, 2009 less the option exercise price, and multiplying that by the number of shares for each award at the end of year 2009.

RELATED TRANSACTIONS AND OTHER MATTERS

Transactions with Certain Related Persons

It is the policy of the Company that all permissible transactions between the Company and its executive officers, directors, holders of 10% or more of the shares of any class of its common stock and affiliates thereof, contain terms no less favorable to the Company than could have been obtained by it in arm's-length negotiations with unaffiliated persons and are required to be approved by a majority of independent outside directors of the Company not having any interest in the transaction.

Indebtedness of Management

No Company executive officer or director was indebted to the Company or its subsidiaries in an amount greater than $120,000 at any time during the fiscal year that ended December 31, 2009, except Mr. McKennon who personally guaranteed, along with his two partners, three loans that their partnership, McKennon Wilson & Morgan, LLP, had outstanding with the Bank with an aggregate amount of $120,000 or more. All such loans were made in the ordinary course of business, did not involve more than normal risk of collectability or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable loan transactions with unaffiliated persons.  As of December 31, 2009, all three of the loans to McKennon Wilson & Morgan, LLP were paid off in full and had not been classified as a non-accrual, past due, restructured or potential problem loans at any time during the life of the loans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and the related rules and regulations, our directors and executive officers and any beneficial owners of more than 10% of any registered class of our equity securities, are required to file reports of their ownership, and any changes in that ownership, with the SEC. Based solely on our review of copies of these reports and on written representations from such reporting persons, we believe that during 2009, except for Messrs. Smith, McKennon, Skipper, Jones, Hardin, Goddard, Boudreau, Wilcox and Gardner, each of whom inadvertently filed a Form 4 one day late, all such persons filed all ownership reports and reported all transactions on a timely basis.

ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Company’s independent auditors for its fiscal year ended December 31, 2009 were VTD, independent public accountants.  The Audit Committee of the Board of Directors considered the qualifications and experience of VTD, and, in consultation with the Board of Directors of the Company, appointed them as independent auditors for the Company for the current fiscal year which ends December 31, 2010.  Although ratification of our independent auditors by stockholders is not required by law, the Audit Committee and Board of Directors desire to obtain the stockholders’ ratification of such appointment.  If ratification of VTD as our independent auditors is not approved by stockholders, the matter will be referred to the Audit Committee for further review.

Representatives of VTD will be present at the Annual Meeting of Stockholders, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions submitted to the Secretary of the Company in advance of the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF VAVRINEK, TRINE, DAY & CO., LLP AS THE COMPANY’S INDEPENDENT AUDITOR.

FEES

Aggregate fees for professional services rendered to the Company by VTD for the years ended December 31, 2009 and 2008 were as follows:

	2009	2008

Audit fees	$99,000	$105,000
Audit-related fees	18,000	10,000
Audit and audit-related fees	117,000	115,000
Tax compliance fees	13,000	16,000
All other fees	66,000	15,000
Total fees	$196,000	$146,000

Audit Fees

Audit fees are related to the audit of the Company’s annual financial statements for the years ended December 31, 2009 and 2008, and for the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q and 10-K for those years.

Audit-Related Fees

Audit-related fees for each of 2009 and 2008 included fees for audits of the Company’s 401(k) plan.

Tax Fees

Tax fees in both 2009 and 2008 consisted of tax compliance services in preparation of the Company’s tax returns filed with the Internal Revenue Service and various state tax agencies.

All Other Fees

All other fees for 2009 and 2008 included fees paid related to internal control procedures and internal compliance with management’s assessment of internal controls.  All other fees for 2009 also included fees related to the Company’s S-1 filing which took place in November 2009.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent auditor.  The policy provides for pre-approval by the Audit Committee of specified audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it.

In 2009, 100% of Audit-Related Fees, Tax Fees and All Other Fees were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2009 with management and with the independent auditors. Specifically, the Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61, as amended by SAS 114 (Codification of Statements on Auditing Standards, AU Section 380), which includes, among other things:

·	Methods used to account for significant unusual transactions;

·	The effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

·	The process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates; and

·	Disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The Audit Committee has received the written disclosures and the letter from the Company’s independent accountants, VTD, required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee. Additionally, the Audit Committee has discussed with VTD, the issue of its independence from the Company. Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The Audit Committee also recommended the appointment of VTD as the Company’s independent accountants for the year ending December 31, 2010.

AUDIT COMMITTEE

Michael L. McKennon, Chair
Kenneth A. Boudreau
Jeff C. Jones

ANNUAL REPORT

A copy of our Annual Report on Form 10-K for the year ended December 31, 2009, including financial statements and schedules, accompanies this Proxy Statement.

Additional copies of the Annual Report on Form 10-K  for the year ended December 31, 2009 may be obtained without charge by writing to Investor Relations, Pacific Premier Bancorp, Inc., 1600 Sunflower Avenue, Costa Mesa, California 92626. This Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2009, are also available at our website, www.ppbi.com under the Investor Relations section and from the SEC at its website, www.sec.gov.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for Proxy Statements with respect to two or more stockholders sharing the same address by delivering a single Proxy Statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single Proxy Statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or us will be  householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement, or if you are receiving multiple copies of the Proxy Statement and wish to receive only one, please notify your broker or nominee if your shares are held in a brokerage account or other account or our agent, American Stock Transfer & Trust Co., if you hold registered shares. You can notify American Stock Transfer & Trust Co. by sending a written request to: American Stock Transfer & Trust Co., 59 Maiden Lane, New York, NY 10038, or by calling American Stock Transfer & Trust Co., at (800) 937-5449.

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Under the rules of the SEC and our bylaws, stockholder proposals that meet certain conditions may be included in our Proxy Statement and form of proxy for a particular annual meeting if they are presented to us in accordance with the following:

·
Stockholder proposals intended to be considered for inclusion in next year’s Proxy Statement for the 2011 Annual Meeting of Stockholders must be received by the Company by December 18, 2010, which is one hundred twenty (120) days prior to the date that we released the Proxy Statement to our stockholders for the 2010 Annual Meeting of Stockholders.

·
Stockholders that intend to present a proposal at our 2011 Annual Meeting of Stockholders, but not to include the proposal in our Proxy Statement, must give notice of the proposal to us on or before February 24, 2011, which is ninety (90) days prior to the tentative date of the 2011 Annual Meeting of Stockholders of May 25, 2011, to be considered timely under our bylaws.

·
If the date of the 2011 Annual Meeting is held on a date more than 30 calendar days from May 25, 2011, notice of a proposal must be received by us a reasonable time before we begin to print and mail our proxy materials to be considered for inclusion in our Proxy Statement and form of proxy relating to that meeting.

·
Pursuant to Rule 14a-4(c)(1) promulgated under the Exchange the proxies designated by us for the 2010 Annual Meeting will have discretionary authority to vote with respect to any proposal received after February 23, 2010, which is forty-five (45) days before the date on which the Company first sent the proxy materials for the 2010 Annual Meeting of Stockholders.  In addition, our bylaws provide that any matter to be presented at the 2010 Annual Meeting must be proper business to be transacted at the Annual Meeting or a proper nomination to be decided on at the Annual Meeting and must have been properly brought before such meeting pursuant to our bylaws.

·
Any proposal by stockholders must include the stockholder’s name and address, as they appear on the Company’s record of stockholders, a brief description of the proposed business, the reason for conducting such business at the Annual Meeting, the class and number of shares of the Company’s capital stock that are beneficially owned by such stockholder and any material interest of such stockholder in the proposed business. In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided.

·
Receipt by us of any proposal from a qualified stockholder in a timely manner will be included in the 2011 Proxy Statement if they comply with certain rules and regulations promulgated by the SEC and the procedures set forth in our bylaws.

·	Our Secretary must receive stockholder proposals or nominations in writing at the executive offices of the Company at 1600 Sunflower Avenue, Costa Mesa, California 92626, Attention: Secretary.

No notice that a stockholder intends to present a proposal at the Company’s 2010 Annual Meeting of Stockholders was received by the Company on or before February 25, 2010, which is ninety (90) days before the 2010 Annual Meeting of Stockholders.

OTHER MATTERS

The Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Whether or not you intend to be present at the Annual Meeting, you are urged to promptly return your proxy card or vote via telephone or the Internet.  If you are present at the Annual Meeting and wish to vote your shares in person, your original proxy may be revoked by voting at the Annual Meeting. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your record-holder to vote personally at the Annual Meeting.

By Order of the Board of Directors,

Kent Smith
Corporate Secretary
Senior Vice President

Costa Mesa, California
April 12, 2010

 ANNUAL MEETING OF SHAREHOLDERS OF
PACIFIC PREMIER BANCORP, INC.
May 26, 2010

PROXY VOTING INSTRUCTIONS

MAIL - If you received printed materials, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.  If you did not receive a printed proxy card and wish to vote by mail, you may do so by requesting a paper copy of the proxy materials (as described in the Notice and Proxy Statement), which will include a proxy card.
- OR -

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call. You will be prompted to enter your control number, located on this proxy card, and then follow the instructions given.

- OR -

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

- OR -

IN PERSON - You may vote your shares in person by attending the Annual Meeting. If you hold your shares in a brokerage account or in another nomineed form, to vote in person must obtain a proxy from your broker or the nominee.

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE	☒

1. The election as directors of the nominees listed (except as marked to the contrary below).

Nominees
☐ Steven R. Gardner
☐ Jeff C. Jones

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT
(See instructions below)
INSTRUCTIONS:  To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the nominee's name in the space provided below:
(Write that nominee's name in the space provided below)

2. The ratification of the appointment of Vavrinek, Trine, Day & Co., LLP as independent auditors of Pacific Premier Bancorp, Inc. for the fiscal year ending December 31, 2010.
FOR	AGAINST	ABSTAIN
☐	☐	☐

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted FOR each of the proposals listed. If any other business is presented at the Annual Meeting of Shareholders, including whether or not to adjourn the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting of Shareholders.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Shareholders and of a Proxy Statement dated April 12, 2010.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Sharedholders to be Held on May 26, 2010:

The Notice, Proxy Statement, and Annual Report are available at www.ProxyVote.com.
FOLD AND DETACH HERE

REVOCABLE PROXY

PACIFIC PREMIER BANCORP, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

May 26, 2010
9:00 a.m., Pacific Time

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES,or  via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

    The undersigned hereby appoints the official proxy committee of the Board of Directors of Pacific Premier Bancorp, Inc. (the “Company”), each with full power of substitution, to act as attorneys and proxies for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders to be held on May 26, 2010 at  9:00 a.m., Pacific Time, at the corporate headquarters of Pacific Premier Bank located at 1600 Sunflower Avenue, Costa Mesa, California 92626, and at any and all adjournments thereof, as indicated on the back of this proxy.